Exhibit 3.3

September 18, 2014

FLORIDA DEPARTMENT OF STATE

Division of Corporations

TYME TECHNOLOGIES, INC.

VCORP SERVICES, LLC

The Articles of Merger were filed on September 18, 2014, for TYME TECHNOLOGIES, INC., the surviving entity not authorized to transact business in Florida.

This document was electronically received and filed under FAX audit number H14000218233.

Should you have any further questions regarding this matter, please feel free to call (850) 245-6050, the Amendment Filing Section.

Carolyn Lewis

Regulatory Specialist II

Division of Corporations                                                       Letter Number: 814A00020017

P.O. BOX 6327 - Tallahassee, Florida 32314

ARTICLES OF MERGER

(Profit Corporations)

The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statutes.

First:  The name and jurisdiction of the surviving corporation:

Name	Jurisdiction	Document Number (If known/ applicable)

Tyme Technologies, Inc.	Delaware

Second:  The name and jurisdiction of each merging corporation:

Name	Jurisdiction	Document Number (If known/ applicable)

Global Group Enterprises Corp.	Florida

Third:  The Plan of Merger is attached.

Fourth:  The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

OR / /	(Enter a specific date. NOTE: An effective date cannot be prior to the date of filing or more than 90 days after merger file date.)

Fifth:  Adoption of Merger by surviving corporation - (COMPLETE ONLY ONE STATEMENT)

The Plan of Merger was adopted by the shareholders of the surviving corporation on   September 12, 2014  .

The Plan of Merger was adopted by the board of directors of the surviving corporation on

_______________________ and shareholder approval was not required.

Sixth:  Adoption of Merger by merging corporation(s) (COMPLETE ONLY ONE STATEMENT)

The Plan of Merger was adopted by the shareholders of the merging corporation(s) on   September 12, 2014  .

The Plan of Merger was adopted by the board of directors of the merging corporation(s) on

_______________________ and shareholder approval was not required.

(Attach additional sheets if necessary)

Seventh:  SIGNATURES FOR EACH CORPORATION

Name of Corporation	Signature of an Officer or Director	Typed or Printed Name of Individual & Title

Global Group	/s/ Peter de Svastich	Peter de Svastich

Enterprises Corp.		President

Tyme Technologies, Inc.	/s/ Peter de Svastich	Peter de Svastich

President

PLAN OF MERGER

(Non Subsidiaries)

The following plan of merger is submitted in compliance with section 607.1101, Florida Statutes, and in accordance with the laws of any other applicable jurisdiction of incorporation.

First:  The name and jurisdiction of the surviving corporation:

Name	Jurisdiction

Second:  The name and jurisdiction of each merging corporation:

Name	Jurisdiction

Third:  The terms and conditions of the merger are as follows:

Fourth:  The manner and basis of converting the shares of each corporation into shares, obligations, or other securities of the surviving corporation or any other corporation or, in whole or in part, into cash or other property and the manner and basis of converting rights to acquire shares of each corporation into rights to acquire shares, obligations, or other securities of the surviving or any other corporation or, in whole or in part, into cash or other property are as follows:

(Attach additional sheets if necessary)

THE FOLLOWING MAY BE SET FORTH IF APPLICABLE:

Amendments to the articles of incorporation of the surviving corporation are indicated below or attached:

OR

Restated articles are attached:

Other provisions relating to the merger are as follows:

PLAN OF MERGER

(Merger of subsidiary corporation(s))

The following plan of merger is submitted in compliance with section 607.1104, Florida Statutes, and in accordance with the laws of any other applicable jurisdiction of incorporation.

The name and jurisdiction of the parent corporation owning at least 80 percent of the outstanding shares of each class of the subsidiary corporation:

Name	Jurisdiction

Global Group Enterprises Corp.	Florida

The name and jurisdiction of each subsidiary corporation:

Name	Jurisdiction

Tyme Technologies, Inc.	Delaware

The manner and basis of converting the shares of the subsidiary or parent into shares, obligations, or other securities of the parent or any other corporation or, in whole or in part, into cash or other property, and the manner and basis of converting rights to acquire shares of each corporation into rights to acquire shares, obligations, and other securities of the surviving or any other corporation or, in whole or in part, into cash or other property are as follows:

See attached Agreement and Plan of Merger.

(Attach additional sheets if necessary)

If the merger is between the parent and a subsidiary corporation and the parent is not the surviving corporation, a provision for the pro rata issuance of shares of the subsidiary to the holders of the shares of the parent corporation upon surrender of any certificates is as follows:

See attached Agreement and Plan of Merger.

If applicable, shareholders of the subsidiary corporations, who, except for the applicability of section 607.1104, Florida Statutes, would be entitled to vote and who dissent from the merger pursuant to section 607.1321, Florida Statutes, may be entitled, if they comply with the provisions of chapter 607 regarding appraisal rights of dissenting shareholders, to be paid the fair value of their shares.

Other provisions relating to the merger are as follows:

See attached Agreement and Plan of Merger.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made as of September 12, 2014, by and between GLOBAL GROUP ENTERPRISES CORP, a Florida corporation (“GGET”) and TYME TECHNOLOGIES, INC., its wholly-owned Delaware subsidiary (“Tyme”) (GGET and Tyme shall sometimes be referred to herein collectively as the “Constituent Corporations”).

BACKGROUND

A.         GGET is a corporation duly organized and existing under the laws of the State of Florida.  Tyme is a corporation duly organized and existing under the laws of the State of Delaware.

B.         The authorized capital stock of GGET consists of two hundred and fifty million (250,000,000) shares of common stock, par value $0.0001 per share (“GGET Common Stock”), of which 12,000,000 shares are issued and outstanding.  The authorized capital stock of Tyme consists of three hundred and ten million (310,000,000) shares, consisting of (a) three hundred million (300,000,000) shares of common stock, $0.0001 par value (“Tyme Common Stock”), of which 100 shares are issued and outstanding, and (b) ten million (10,000,000) shares of preferred stock, $0.0001 par value, of which no shares are issued and outstanding.

C.         The respective boards of directors of the Constituent Corporations deem it advisable and in the best interests of their respective corporations and stockholders that GGET be merged with and into Tyme pursuant to the terms and conditions set forth in this Agreement (the “Merger”), and have approved this Agreement by resolutions duly adopted by them in accordance with the laws of their respective jurisdictions of incorporation.

D.         the Constituent Corporations wish to effect the Merger as a plan of reorganization in accordance with the provisions of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and in accordance with applicable law, the parties hereto do hereby adopt the plan of merger encompassed by this Agreement, and do hereby agree that GGET shall merge with and into Tyme in accordance with the following terms and conditions:

1.         MERGER

1.1       Merger; Surviving Corporation.

(a)       The effective time of the Merger (the “Effective Time”) will occur upon the time and date that (i) Articles of Merger with respect to the Merger and this Agreement are duly filed with the Secretary of State of the State of Florida with respect to the Merger, and (ii) Certificate of Merger with respect to the Merger and this Agreement is duly filed with the Secretary of State of the State of Delaware with respect to the Merger; both such filings will occur on the same date, after satisfaction of the requirements of the applicable laws of both states prerequisite to such filings, including, without limitation, the approval of the stockholders of each of the Constituent Corporations.

(b)       At the Effective Time, GGET will be merged with and into Tyme, with Tyme being the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the corporate existence of GGET will cease, and the Surviving Corporation will succeed to all of the business, properties, assets, and liabilities of the Constituent Corporations.

1.2       Certificate of Incorporation and Bylaws.

(a)       From and after the Effective Time, the Amended and Restated Certificate of Incorporation of Tyme, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation, until altered, amended, or repealed in accordance with the laws of the State of Delaware.

(b)       From and after the Effective Time, the Bylaws of Tyme, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation, until altered, amended, or repealed in accordance with the laws of the State of Delaware.

1.3       Directors and Officers.

(a)       The number of directors of Tyme serving in such capacity immediately prior to the Effective Time will be the number of directors of the Surviving Corporation from and after the Effective Time, until such number is altered in accordance with the laws of the State of Delaware and Bylaws of the Surviving Corporation. The directors of Tyme immediately prior to the Effective Time will be the directors of the Surviving Corporation from and after the Effective Time and will hold office from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly appointed or elected and qualified.

(b)       The officers of Tyme immediately prior to the Effective Time will be the officers of the Surviving Corporation from and after the Effective Time and will hold the same offices from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly appointed or elected and qualified.

1.4       Shares; Certificates.

(a)       At the Effective Time, the shares of capital stock of GGET will be converted into shares of capital stock of Tyme as follows:

(i)        each share of GGET Common Stock issued and outstanding immediately before the Effective Time will, automatically and without further act of GGET, Tyme, or any holder thereof, be extinguished and converted into 4.3334 issued and outstanding and fully paid and non-assessable shares of Tyme Common Stock subject to the same terms, conditions, and restrictions, if any, as existed immediately before the Effective Time;

(ii)       any share of GGET Common Stock held in the treasury immediately before the Effective Time will, automatically and without further act of GGET or Tyme, be extinguished and converted into one fully paid and nonassessable share of Tyme Common Stock to be held in the treasury of the Surviving Corporation subject to the same terms, conditions, and restrictions, if any, as existed immediately before the Effective Time.

(b)       Each person who, as a result of the Merger, holds one or more certificates representing one or more shares of GGET Common Stock may surrender any such certificate to the Surviving Corporation and, upon such surrender, the Surviving Corporation will, within a reasonable time, deliver to such person, in substitution and exchange therefor, one or more certificates evidencing the number of shares of Tyme Common Stock, that such person is entitled to receive in accordance with the terms of this Agreement, in substitution for the number of shares of GGET Common Stock represented by each certificate so surrendered; provided, however, that no such holder will be required to surrender any such certificate until such certificate otherwise would be surrendered for transfer on the books of the issuing corporation in the ordinary course of business.

(c)       At the Effective Time, all of the shares of capital stock of Tyme issued or outstanding immediately before the Effective Time will, automatically and without further act of GGET, the Surviving Corporation, or any holder thereof, be cancelled and cease to exist, without any consideration being payable therefor.

2.         MISCELLANEOUS

2.1       Consent to Service Of Process.  Tyme hereby consents and agrees, effective as of the Effective Time, to be sued and served with process in the State of Florida in any proceeding for the enforcement of any obligations of GGET and in any proceeding for the enforcement of the rights, if any, of a dissenting stockholder of GGET against Tyme.  Tyme hereby irrevocably appoints the Secretary of State of the State of Florida as its agent to accept service of process in any such proceeding from and after the Effective Time.

2.2       Accounting Matters.  Except as herein provided with respect to the cancellation of the outstanding shares of GGET, the assets, liabilities, reserves, and accounts of GGET and Tyme will be taken up or continued on the books of the Surviving Corporation in the respective amounts at which such assets, liabilities, reserves, and accounts have been carried on the books of GGET and Tyme immediately before the Effective Time, subject to such adjustments, and such elimination of intercompany items, as may be appropriate to give effect to the Merger.

2.3       Expenses of Merger.  From and after the Effective Time, Tyme, as the Surviving Corporation, will pay all unpaid expenses of carrying this Agreement into effect and accomplishing the Merger.

2.4       Further Assurances.  If, at any time from and after the Effective Time, the Surviving Corporation believes or is advised that any further assignment or assurance in law is necessary or desirable to vest in the Surviving Corporation the title to any property or rights of GGET, the proper officers of the Surviving Corporation are hereby authorized, in the name of GGET or otherwise, to execute and make all such proper assignments and assurances in law, and to do all other things necessary or proper to vest such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.

2.5       Approval. This Agreement will be submitted for approval by the holders of GGET Common Stock at an annual or special meeting of stockholders, or GGET will acquire the necessary shareholder consents pursuant to applicable law.  The execution of this Agreement constitutes the approval hereof, and of the transactions contemplated hereby, by written consent of GGET in its capacity as sole stockholder of Tyme.

2.6       Termination, Abandonment or Deferral. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either GGET or Tyme or both, notwithstanding the approval of this Merger Agreement by the shareholders of GGET or Tyme, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of GGET and Tyme, such action would be in the best interest of such corporations.  In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto.

2.7       Amendment. At any time before the Effective Time and for any reason, this Agreement may be amended, notwithstanding approval of this Agreement by the stockholders of GGET or Tyme, by an agreement in writing executed in the same manner as this Agreement; provided, however, that after approval of this Agreement by the stockholders of GGET, this Agreement may not be amended, without such further approval as is required by law, to the extent that such amendment would: (i) alter or change the amount or kind of shares to be received by the stockholders of Tyme or GGET in the Merger, (ii) alter or change any term of the Articles of Incorporation of Tyme, or (iii) effect any alteration or change that would adversely affect the stockholders of GGET or Tyme.

2.8       Counterparts.  In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, this Agreement, having first been duly approved by the Board of Directors of GGET and Tyme, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

GLOBAL GROUP ENTERPRISES CORP.

a Florida corporation

By:  /s/ Peter de Svastich

Name:  Peter de Svastich

Title:  President

TYME TECHNOLOGIES, INC.,

a Delaware corporation

By:  /s/ Peter de Svastich

Name:  Peter de Svastich

Title:  President